                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           MELLON BANK CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           MELLON BANK CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2).

[   ]    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

        1)     Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------

        2)     Aggregate number of securities to which transaction applies:

              ------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

              ------------------------------------------------------------------

        4)     Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------

        * Set forth the amount of which the filing fee is calculated and state how it was determined.

[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

        1)     Amount Previously Paid:

              ------------------------------------------------------------------

        2)     Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------

        3)     Filing Party:

              ------------------------------------------------------------------

        4)     Date Filed:

              ------------------------------------------------------------------


Notes:

<Logo>

MELLON BANK CORPORATION                                   Mellon Bank Corporation
                                                          One Mellon Bank Center
                                                          Pittsburgh, PA 15258-0001
                                                          March 6, 1995

Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Mellon Bank Corporation in Pittsburgh on Tuesday, April 18, 1995, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your Proxy promptly in the enclosed envelope. Completing and returning the enclosed Proxy will not limit your right to vote in person or to attend the meeting.

Sincerely,

Frank V. Cahouet
Chairman, President and
Chief Executive Officer

<Logo>

   MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Mellon Bank Corporation (the "Corporation") will be held on the 10th Floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, on Tuesday, April 18, 1995, at 10:00 A.M., for the purpose of considering and acting upon the following:

1. the election of directors;

2. the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year 1995; and

3. such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on Wednesday, February 15, 1995, as the record date for the determination of shareholders entitled to notice and to vote at the meeting or any adjournment thereof.

Enclosed are a Proxy Statement, a form of Proxy, an addressed return envelope and the Corporation's 1994 Annual Report. All shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the Proxy and to return it in the addressed envelope promptly. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form which appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously submitted a Proxy.

By Order of the Board of Directors
James M. Gockley
Secretary

March 6, 1995

<Logo>

   MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

PROXY STATEMENT

March 6, 1995

The accompanying Proxy is solicited by the Board of Directors of Mellon Bank Corporation (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation scheduled to be held on Tuesday, April 18, 1995. Proxies are being solicited from holders of the Corporation's common stock, par value $0.50 per share (the "Common Stock"). If the Proxy is properly executed and returned, the shares represented thereby will be voted and, where specification is made by the shareholder as provided therein, will be voted in accordance with such specification, subject to limitations applicable to certain shares of Common Stock, as described below. The Proxy may, nevertheless, be revoked by notice to the Secretary of the Corporation at any time prior to the voting thereof. In addition, shareholders who attend the annual meeting may, if they wish, vote in person even though they have submitted a Proxy, in which event, their Proxy will be deemed to have been revoked.

Subject to the limitations described below, unless a Proxy is revoked or contains other instructions, the shares represented thereby will be voted at the meeting FOR the election as directors of the nominees of the Board of Directors set forth below (Proxy Item 1) and FOR ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year 1995 (Proxy Item 2). The Proxy also provides that the persons authorized thereunder may, in the absence of instructions to the contrary, vote or act in accordance with their judgment on any other matter properly presented for action at the meeting.

At the annual meeting, holders of Common Stock will be entitled to one vote for each share held and will not be entitled to cumulative voting. Pursuant to the terms of agreements under which the Corporation's Series D Junior Preferred Stock, par value $1.00 per share (the "Series D Stock") was issued and subsequently converted into Common Stock, those shares of Common Stock held by Warburg, Pincus Capital Company, L.P., Warburg, Pincus Capital Partners, L.P. and other former Series D holders will be voted FOR the election of the nominees named below and will be voted as directed by the holder on all other matters; provided, however, that such shares will be voted on such other matters in a manner that is no less favorable to the position recommended by the Board of Directors than the allocation of the votes cast by all other shareholders of the Corporation voting on such other matters.

The close of business on Wednesday, February 15, 1995, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of that date, the Corporation had outstanding 146,728,316 shares of Common Stock. Proxies, ballots and voting tabulations that identify individual holders of Common Stock will be held in confidence by the Corporation's transfer agent. The vote of any holder of Common Stock will not be disclosed except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement, the form of Proxy and the Corporation's 1994 Annual Report is expected to commence on or about March 8, 1995.

ELECTION OF DIRECTORS     (PROXY ITEM 1)

The By-Laws of the Corporation provide that the directors of the Corporation shall be classified into three classes, as nearly equal in number as possible, with such classes of directors serving staggered, three-year terms of office. Accordingly, at each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation's directors is elected to hold office for a term expiring at the annual meeting of shareholders to be held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws further provide that the Corporation's Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 19, and at this year's annual meeting of shareholders six directors will be elected for terms ending in 1998. Ira J. Gumberg, Edward J. McAniff, David S. Shapira, W. Keith Smith, Joab L. Thomas and William J. Young, all of whom are presently serving as directors of the Corporation, have been nominated for election at this year's annual meeting.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

It is intended that the shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named below, unless such authority to vote for one or more of the nominees is withheld. Pursuant to the terms of the agreements mentioned above, Proxies submitted representing shares of Common Stock received by the holders thereof upon conversion of their Series D Stock will be voted FOR the election of the nominees named below. In the event that one or more of the nominees is unable or unwilling to serve as a director, the persons named in the Proxy will vote for the election of such substitute nominee, if any, as shall be named by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

BIOGRAPHICAL SUMMARIES OF NOMINEES AND CONTINUING DIRECTORS

Certain information regarding the nominees for election at this year's annual meeting, as well as information regarding the continuing directors whose terms expire in 1996 and 1997, is set forth below. Each of the nominees other than Edward J. McAniff and Joab L. Thomas was previously elected by the shareholders at the Corporation's 1992 annual meeting of shareholders. Dr. Thomas was elected by the Board of Directors in 1993. Mr. McAniff was elected by the Board of Directors in August of 1994 pursuant to the terms of the Amended and Restated Agreement and Plan of Merger between the Corporation and The Dreyfus Corporation (the "Dreyfus Merger Agreement").

                    NOMINEES FOR DIRECTOR--TERM EXPIRES 1998
                      Ira J. Gumberg     Director Since 1989              Age 41
      PHOTO
                      President, Chief Executive Officer and director, J.J. Gumberg Co. (real estate management and development). Mr. Gumberg is also a director of Fabri-Centers of America.
                      He serves on the Corporation's Executive Committee,
                      Audit Committee and Trust and Investment Committee (Chairman).

                      Edward J. McAniff  Director Since 1994              Age 60
      PHOTO
                      Partner, O'Melveny & Myers (full service law firm). Mr. McAniff serves on the Corporation's Trust and Investment Committee.

                      David S. Shapira   Director Since 1986              Age 53
        PHOTO
                      Chairman, Chief Executive Officer and director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Action Industries, Inc., Bell Atlantic and Equitable Resources, Inc. He serves on the Corporation's Executive Committee, Audit Committee
                      (Vice Chairman) and Trust and Investment Committee.

                      W. Keith Smith     Director Since 1987              Age 60
        PHOTO
                      Vice Chairman of the Corporation and Mellon Bank, N.A. ("Mellon Bank"); Chairman and Chief Executive Officer, The Boston Company (since 1993); Vice Chairman, The Dreyfus Corporation (since 1995). Mr. Smith is also a director of Dentsply International, Inc. He serves on the Corporation's Executive Committee.

                      Joab L. Thomas    Director Since 1993              Age 62
        PHOTO
                      President, The Pennsylvania State University (major public research university). Dr. Thomas was Professor of Biology, University of Alabama from 1988 to 1990. Dr. Thomas is also a director of Blount, Inc. and Lukens, Inc. He serves on the Corporation's Human Resources Committee and Technology Committee.

                      William J. Young    Director Since 1964*            Age 66
        PHOTO
                      Retired President, Portland Cement Association (trade association for the Portland Cement Industry). Mr. Young is also a director of St. Marys Cement Company. He serves on the Corporation's Human Resources Committee, Trust and Investment Committee (Vice Chairman) and Community Responsibility Committee.

                    CONTINUING DIRECTORS--TERM EXPIRES 1996

                      J. W. Connolly     Director Since 1989              Age 61
        PHOTO
                      Retired (1993) Senior Vice President, H. J. Heinz Company (food manufacturer). Mr. Connolly is also a director of Consolidated Natural Gas Company. He serves on the Corporation's Executive Committee, Audit Committee and Human Resources Committee (Vice Chairman).

                      Pemberton Hutchinson     Director Since 1989        Age 63
        PHOTO
                      Chairman and director, Westmoreland Coal Company (coal mining company). Mr. Hutchinson is also a director of The Pep Boys--Manny, Moe and Jack and Teleflex Incorporated. He serves on the Corporation's Nominating Committee,
                      Trust and Investment Committee and Community
                      Responsibility Committee.

* Served as a director of The Girard Company from the date indicated until its merger with the Corporation in 1983.

                      Rotan E. Lee, Esquire    Director Since 1993        Age 45
        PHOTO
                      Senior Executive Vice President, RMS Technologies, Inc. (information technology); of Counsel, Sherr, Joffe & Zuckerman, P.C. (full service law firm). Prior to 1994, Mr. Lee was a partner with Fox, Rothschild, O'Brien & Frankel (full service law firm). Mr. Lee serves on the Corporation's Trust and Investment Committee and
                      Community Responsibility Committee.

                      Robert Mehrabian    Director Since 1994             Age 53
        PHOTO
                      President, Carnegie Mellon University (private co-educational research institution). Dr. Mehrabian was Dean of Engineering, University of California from 1983 to 1990. Dr. Mehrabian is also a director of DQE, Duquesne Light Company and PPG Industries, Inc. He serves on the Corporation's Audit Committee and Technology Committee.

                      Howard Stein    Director Since 1994                 Age 68
        PHOTO
                      Chairman and Chief Executive Officer, The Dreyfus Corporation. Mr. Stein is also a director of Avnet, Inc. He serves on the Corporation's Executive Committee.
                      Mr. Stein was elected as a Director of the Corporation by the Board of Directors in August of 1994 pursuant to the terms of the Dreyfus Merger Agreement.

                      Wesley W. von Schack   Director Since 1989          Age 50
        PHOTO
                      Chairman, President, Chief Executive Officer and director, DQE (energy services holding company). Mr. von Schack is also a director of Duquesne Light Company and RMI
                      Titanium Company. He serves on the Corporation's
                      Executive Committee, Nominating Committee, Human
                      Resources Committee and Community Responsibility
                      Committee (Chairman).

                    CONTINUING DIRECTORS--TERM EXPIRES 1997

                      Burton C. Borgelt   Director Since 1991             Age 62
        PHOTO
                      Chairman, Chief Executive Officer and director, Dentsply International, Inc. (manufacturer of artificial teeth and consumable dental products). Mr. Borgelt is also a director of DeVlieg-Bullard, Inc. He serves on the Corporation's Trust and Investment Committee and
                      Community Responsibility Committee.

                      Carol R. Brown  Director Since 1992                 Age 61
        PHOTO
                      President, The Pittsburgh Cultural Trust (cultural and economic growth organization). Mrs. Brown serves on the Corporation's Audit Committee and Community
                      Responsibility Committee.

                      Frank V. Cahouet   Director Since 1987              Age 62
        PHOTO
                      Chairman, President and Chief Executive Officer of the Corporation and of Mellon Bank. Mr. Cahouet is also a director of Avery Dennison Corporation, Saint-Gobain Corporation and Teledyne, Inc. He serves as Chairman of the Corporation's Executive Committee.

                      Charles A. Corry   Director Since 1991              Age 63
        PHOTO
                      Chairman, Chief Executive Officer and director, USX Corporation (energy and steel). He serves on the Corporation's Executive Committee, Audit Committee, Nominating Committee (Chairman) and Human Resources Committee.

                      C. Frederick Fetterolf  Director Since 1984         Age 66
        PHOTO
                      Retired (1991) President and Chief Operating Officer, Aluminum Company of America (aluminum and chemicals). Mr. Fetterolf is also a director of Allegheny Ludlum Corporation, Praxair, Quaker State Corporation, Union Carbide Corporation and Urethane Technologies, Inc. He serves on the Corporation's Executive Committee, Audit Committee (Chairman), Trust and Investment Committee and Community Responsibility Committee (Vice Chairman).

                      Andrew W. Mathieson  Director Since 1981            Age 66
        PHOTO
                      Executive Vice President, Richard K. Mellon and Sons (investments and philanthropy). Mr. Mathieson is also a director of General Re Corporation. He serves on the Corporation's Executive Committee, Nominating Committee (Vice Chairman) and Human Resources Committee (Chairman).

                      Seward Prosser Mellon  Director Since 1972          Age 52
        PHOTO
                      President, Richard K. Mellon and Sons (investments and philanthropy).

ACTION BY SHAREHOLDERS

The six nominees receiving the highest number of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for terms expiring in 1998. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

WITH RESPECT TO THE ELECTION OF DIRECTORS (PROXY ITEM 1), THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

THE BOARD AND ITS COMMITTEES; DIRECTORS' COMPENSATION

The Board of Directors held 12 regular meetings during 1994. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 1994. With the exception of the Executive Committee, all committees of the Board of Directors are composed of directors who are not officers of the Corporation.

The committees of the Board of Directors and a general description of their respective duties follow:

EXECUTIVE COMMITTEE

The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board of Directors. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. The Executive Committee met 14 times during 1994.

AUDIT COMMITTEE

The Audit Committee oversees the credit policies, accounting practices, auditing policies, controls and other material financial matters of the Corporation and its subsidiaries. The Committee meets monthly with the head of the Auditing Department of the Corporation and with representatives of the Corporation's independent public accountants when necessitated, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. Appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee and is ratified by the shareholders. The Audit Committee met 12 times during 1994.

NOMINATING COMMITTEE

The Nominating Committee considers and recommends to the Board of Directors of the Corporation and to the Boards of Directors of its various significant subsidiaries such as Mellon Bank, Mellon Bank (DE), Mellon Bank
(MD), Boston Safe Deposit and Trust Company, Glendale National Bank of New Jersey, Mellon Bank, F.S.B. (together referred to as the "Banks"), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of those respective entities. The Committee also considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Bank Center, Room 1820, Pittsburgh, Pennsylvania 15258-0001. In addition, the By-Laws of the Corporation set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. The procedures set forth in the By-Laws include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year's annual meeting of shareholders.

The Committee also reviews and recommends to the Board of Directors of the Corporation and the Boards of Directors of its various significant subsidiaries policies relating to practices and responsibilities of the Boards of Directors and their various committees and the components of the directors' compensation. The Nominating Committee met two times during 1994.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee establishes the compensation and benefits of the Chairman and Chief Executive Officer and reviews the performance of such senior officers of the Corporation and its subsidiaries as the Committee designates. The Committee also generally advises and assists management in implementing programs designed to assure the selection and development of key personnel and receives and reviews reports on other significant matters and actions taken in connection with the operation and administration of the Corporation's employee benefits plans. The Committee administers the Corporation's Profit Bonus Plan and Long-Term Profit Incentive Plan, including the making of awards thereunder. The Committee met nine times during 1994.

TRUST AND INVESTMENT COMMITTEE

The Trust and Investment Committee has general oversight of the trust and investment activities of the Corporation's subsidiaries. It ensures that assets held in a fiduciary capacity are being administered in accordance with applicable law and regulations. It also acts as a channel independent of management through which auditing and bank examination reports regarding trust and investment activities are presented to the Banks' Boards of Directors. The Committee is also responsible for overseeing the administration of fiduciary responsibilities for the non-bank subsidiaries of the Corporation and has general oversight responsibilities for the trust departments of the Banks. The Committee met seven times during 1994.

COMMUNITY RESPONSIBILITY COMMITTEE

The Community Responsibility Committee has general oversight responsibility for, and may take such action as the Committee deems necessary or desirable in connection with, the Corporation's policy concerning overall compliance with the Community Reinvestment Act ("CRA") and Fair Lending laws. In addition to these oversight responsibilities, the Committee also has specific responsibilities for reviewing the Corporation's overall policy and goals concerning CRA and Fair Lending activities and approving the Bank's Annual CRA Statements, monitoring each Bank's compliance and reviewing reports from each of the Banks concerning their contributions program. The Committee also reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect thereto. The Committee met three times during 1994.

TECHNOLOGY COMMITTEE

Formed in 1994, the Technology Committee has general oversight responsibility for, and may take such action as the Committee deems necessary or desirable in connection with, the overall role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It also monitors the performance of technology throughout the Corporation. John C. Marous, formerly a director of the Corporation, served as the initial Chairman of the Committee. The Committee met twice during 1994.

DIRECTORS' COMPENSATION

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,083 and, in addition, a per meeting fee of $900 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board of Directors on which such director serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. In addition, each director who serves as a Committee chairman receives a quarterly retainer ranging from $500 to $625, according to the Committee on which he serves. The directors also serve as the Board of Directors of Mellon Bank and are paid a per meeting fee of $900 for attending any meeting of such Board on a day when the Corporation's Board of Directors does not meet. Non-employee directors may defer all or a portion of their fees pursuant to the terms of an elective deferred compensation plan, which pays interest at a rate based on the 120 month moving average rates on 10-year Treasury Notes, plus a premium based on service which is credited retroactively upon termination of service.

In addition, non-employee directors receive stock option grants under the Corporation's Stock Option Plan for Outside Directors (1989) (the "Directors Option Plan"), a formula plan under which options to purchase Common Stock are granted each year on the third business day following the Corporation's annual meeting of shareholders. Currently, the number of shares of Common Stock covered by each grant is equal to 8.1% (which percentage has been adjusted pursuant to the terms of the Directors Option Plan to reflect the Corporation's three for two Common Stock split declared in November 1994

(the "Common Stock split")) of the dollar value of the annual retainer for the service year in which the grant is made. Directors (if any) elected during the service year at a time other than the annual meeting of shareholders receive an option grant covering a prorated number of shares but with all other terms identical to those options granted on the regular grant date. All options have a term of 10 years, are not exercisable until one year from the regular grant date (at which time they become fully exercisable), and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the regular grant date. Options that have not become exercisable are forfeited as of the date the optionee ceases to serve as a director for any reason other than the director's death, disability or completion of term of service. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 1994, each of the directors, except Messrs. Cahouet, McAniff, Smith and Stein, was granted an option covering 2,025 shares of Common Stock at an exercise price of $38.00 per share (which numbers have been adjusted to reflect the Common Stock split). Upon his election to the Board of Directors in August 1994, Mr. McAniff was granted an option covering 1,332 shares (which number has been adjusted to reflect the Common Stock split), representing a pro rata share of a full year's award.

Directors also participate in the Directors' Retirement Plan which is intended to assure that compensation arrangements for directors of the Corporation are adequate to attract and retain highly qualified individuals. Under the Directors' Retirement Plan an eligible director will receive monthly benefits equal to the monthly retainer in effect at his or her time of retirement from the Board for a period equal to his or her total months of service on the Board but no longer than 120 months. Only directors who are not officers of the Corporation are eligible to receive this benefit and a director must serve on the Board for at least five years before this benefit vests.

As part of its overall program to promote charitable giving, the Corporation has also established a Directors' Charitable Giving Program to be funded by Corporation-owned life insurance policies on the directors. Under the program, upon the death of a director, the Corporation will donate up to an aggregate of $250,000 to one or more qualifying charitable organizations designated by the director. The donations are paid by the Corporation over a 10-year period following the director's death and the Corporation is reimbursed for the donation by the life insurance proceeds. A director must have served the Board for three years to be eligible to participate in the Charitable Giving Program.

BUSINESS RELATIONSHIPS; RELATED TRANSACTIONS;
CERTAIN LEGAL PROCEEDINGS

Certain directors, executive officers and principal shareholders of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 1994. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other money market transactions with certain directors, executive officers and principal shareholders of the Corporation and their associates. In addition, the Banks act as fiduciaries under various employee benefit plans of certain customers, the officers of which are directors of the Corporation and of Mellon Bank.

During 1994, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies and with principal shareholders of the Corporation. The amounts involved in these transactions were in no case material in relation to the business of the Corporation, any of the Banks or any of the other subsidiaries of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company or principal shareholder and that no director had a material interest in any such transaction.

On August 17, 1992, Phar-Mor, Inc. and a number of its related entities filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Ohio (the "Chapter 11 filing"). David S. Shapira, a director of the Corporation, is a shareholder and currently the Chairman of Phar-Mor. At the time of the Chapter 11 filing, Mr. Shapira was the Chief Executive Officer and a shareholder of Phar-Mor. As of March 1, 1992, Mellon Bank became a member of a group of banks participating in a revolving credit facility which was committed to Phar-Mor for an aggregate amount of $600,000,000, of which Mellon Bank's share was $30,000,000 (the "Pre-Petition Facility"). The largest amount outstanding under the Pre-Petition Facility from Mellon Bank was $19,150,000 and prior to the Chapter 11 filing, the rates of interest paid thereunder ranged from 5.6875% to 6.75% per annum. In connection with events leading to Phar-Mor's Chapter 11 filing, the Pre-Petition Facility was considered to be in default under its covenants and all amounts outstanding thereunder were accelerated. In the bankruptcy proceedings, the group of banks participating in the Pre-Petition Facility agreed to accept current payments of interest on account of the pre-petition debt at a rate lower than the accrual rate, reserving, however, the right to claim the full amount of interest. This post petition cash payment interest rate was 8.25% and Phar-Mor was timely in making these payments. In August 1993, Mellon Bank assigned to another institution all of its rights under the Pre-Petition Facility.

Westmoreland Coal Company ("Westmoreland") filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on November 8, 1994. On December 22, 1994, the plan of reorganization was confirmed and Westmoreland emerged from bankruptcy proceedings. Pemberton Hutchinson, a director of the Corporation, is Chairman of the Board of Directors of Westmoreland and served as an executive officer of Westmoreland until his retirement as Chief Executive Officer in June of 1993.

On November 29, 1994, a shareholder of the Corporation brought an action in federal court in Pittsburgh, purportedly on behalf of the Corporation, against various directors of the Corporation. The lawsuit alleges that those directors breached their fiduciary duty to the Corporation by grossly mismanaging and wasting corporate assets in connection with the fourth-quarter $130 million after tax loss to the Corporation as a result of actions taken in its securities lending business. The Corporation believes that this complaint lacks merit.

BENEFICIAL OWNERSHIP OF STOCK

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth, as of February 15, 1995, the amount of the Corporation's stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 13 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with their spouse.

                                                                                Common Stock Owned
Name                                                                            Beneficially(1)(2)
- ---------------------------------------------------------------------------------------------------
Burton C. Borgelt............................................................           11,855
Carol R. Brown...............................................................            5,101
Frank V. Cahouet.............................................................          581,620(3)
J. W. Connolly...............................................................           15,663
Charles A. Corry.............................................................            9,912(4)
Thomas F. Donovan............................................................           65,463
Steven G. Elliott............................................................           55,446
C. Frederick Fetterolf.......................................................           14,523
Ira J. Gumberg...............................................................           53,081
Pemberton Hutchinson.........................................................           14,912
Rotan E. Lee.................................................................            1,016
Andrew W. Mathieson..........................................................           23,357(5)
Edward J. McAniff............................................................            1,500
Martin G. McGuinn............................................................           66,690
Robert Mehrabian.............................................................            2,106
Seward Prosser Mellon........................................................          111,461(6)
David S. Shapira.............................................................           15,342
W. Keith Smith...............................................................          111,291(7)
Howard Stein.................................................................        1,585,336(8)
Joab L. Thomas...............................................................            6,582
Wesley W. von Schack.........................................................           19,508
William J. Young.............................................................           16,692
Directors, Nominees and Executive Officers as a group (28 persons)...........        2,933,693

- ---------

(1) On February 15, 1995, none of the individuals named in the above table, except Mr. Stein, beneficially owned more than 1% of the Corporation's outstanding shares of Common Stock. On that date, Mr. Stein owned beneficially approximately 1.1% and all the directors, nominees and executive officers as a group owned beneficially approximately 2.0% of the Corporation's outstanding Common Stock.

(2) The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 15, 1995, through the exercise of stock options granted pursuant to the Corporation's stock option plans: Mr. Borgelt, 8,705; Ms. Brown, 2,025; Mr. Cahouet, 145,000; Mr. Connolly, 13,413; Mr. Corry, 7,412; Mr. Donovan, 24,000; Mr. Elliott, 0; Mr. Fetterolf, 12,192; Mr. Hutchinson, 13,187; Mr. Lee, 866; Mr. Mehrabian, 606; Mr. McGuinn, 6,000; Mr. Smith, 19,500; Mr. Thomas, 1,182; all other directors (except Mr. McAniff, whose options have not yet vested), 15,192 shares each; and all directors, nominees and executive officers as a group, 521,650 shares. Shares held in accounts under the Corporation's Retirement Savings Plan, a 401(k) plan, as to which the holders have voting power but not investment power, are also included as follows: Mr. Cahouet, 1,638 shares; Mr. Donovan, 873 shares; Mr. Elliott, 1,244 shares; Mr. McGuinn, 1,391 shares; Mr. Smith, 1,367 shares; and all executive officers as a group, 9,342 shares.

(3) Of these shares, 138,986 are held in trust for Mr. Cahouet's wife. Mellon Bank is the sole trustee for the trust and Mr. Cahouet has no voting or investment control over such shares and disclaims their beneficial ownership.

(4) Mr. Corry also holds 2,000 shares of Series H Preferred Stock, 1,000 shares of Series I Preferred Stock and 6,200 shares of Series K Preferred Stock of the Corporation. These holdings represent less than 1% of the Corporation's outstanding shares of Series H, Series I or Series K Preferred Stock.


                                              (footnotes continued on next page)

(5) Mr. Mathieson is a co-trustee with others, including Mellon Bank, and shares voting and investment control for trusts which hold an aggregate of 1,574,566 shares of Common Stock, not shown in the table. In addition, Mr.
    Mathieson is also a general partner, with others, and shares voting and investment control for a limited partnership which holds 6,919 shares of Common Stock, not shown in the table. Mr. Mathieson disclaims beneficial ownership of all such shares.

(6) Mr. Mellon is a general partner of the limited partnership referred to in footnote (5) and shares voting and investment control over the 6,919 shares of Common Stock held by the partnership, which shares are not shown in the table. Mr. Mellon disclaims beneficial ownership of these shares.

(7) Of these shares, 15,000 are held by Mr. Smith's wife. Mr. Smith disclaims beneficial ownership of such shares.

(8) The amount shown includes 99,020 shares which Mr. Stein has the right to acquire within 60 days of February 15, 1995, through the exercise of stock options granted pursuant to The Dreyfus Corporation 1989 NonQualified Stock
    Option Plan, 241,142 shares held in The Dreyfus Corporation Retirement
    Profit-Sharing Plan, as to which Mr. Stein has voting and investment power, and 79,215 shares which are held by Mr. Stein's wife. Mr. Stein disclaims beneficial ownership of the shares held by his wife.

PRINCIPAL SHAREHOLDERS

The following table sets forth, to the knowledge of the Corporation, the beneficial owners, as of December 31, 1994, of more than 5% of the outstanding shares of the Corporation's Common Stock.

                                                                                 Common Stock Owned
                                                                                    Beneficially
                                                                              ------------------------
                                                                              Number of     Percent of
Name                                         Address                          Shares        Class
- ------------------------------------------------------------------------------------------------------
American Express Company (1)                 American Express Tower
                                             World Financial Center
                                             New York, New York                8,257,206       5.46%
Oppenheimer Group, Inc. (2)                  Oppenheimer Tower
                                             World Financial Center
                                             New York, NY 10281                7,844,487       5.35%
Warburg, Pincus                              466 Lexington Avenue
  Capital Company, L.P. (3)                  New York, NY 10017               11,015,266       7.51%
Warburg, Pincus                              466 Lexington Avenue
  Capital Partners, L.P. (3)                 New York, NY 10017                2,074,270       1.41%

- ---------

(1) American Express Company holds directly 3,750,000 shares of Common Stock and currently exercisable warrants to purchase an additional 4,500,000 shares of Common Stock for $33.33 per share. Subsidiaries of American Express Company hold 7,206 shares of Common Stock on behalf of third parties, with no power to vote and with shared power to direct the disposition of such shares.

(2) According to Oppenheimer Group, Inc.'s (the "Holding Company") Schedule 13G dated February 1, 1995, filed under the Securities Exchange Act of 1934, the shares in the table are held by subsidiaries of the Holding Company, including 7,257,541 shares held by Oppenheimer Capital, with shared power to vote or direct the disposition of all shares.

(3) The sole general partner of Warburg, Pincus Capital Company, L.P. ("WPCC") and Warburg, Pincus Capital Partners, L.P. ("WPCP") is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg Pincus & Co., Inc. ("EMW"), through a wholly owned subsidiary, manages WPCC and WPCP. WP owns all of the outstanding stock of EMW and, as the sole general partner of WPCC and WPCP, has a 20% interest in the profits of WPCC and WPCP. EMW owns 0.9% of the limited partnership interests in WPCC and 1.5% of the limited partnership interests in WPCP. Pursuant to a Purchase Agreement, dated as of July 25, 1988, among the Corporation, WPCC and WPCP (the "Purchase Agreement"), under which shares of the Corporation's Series D Stock were originally acquired (which shares were converted into Common Stock, pursuant to their terms), WPCC and WPCP are entitled to have a representative attend every meeting of the Board of Directors of the Corporation and each committee of the Board of Directors of the Corporation in an observer capacity. Such representative does not vote or receive any retainer or fee for such attendance.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation for the past three years of each of the Corporation's five most highly compensated officers, including the chief executive officer (the "named executive officers").

                                                                                  Long Term Compensation
                                                                           ------------------------------------
                                         Annual Compensation
                             -------------------------------------------           Awards             Payouts
                                                                Other      -----------------------   ----------
                                                               Annual      Restricted   Securities      LTIP        All Other
Name and                                           Bonus     Compensation    Stock      Underlying    Payouts      Compensation
Principal Position           Year   Salary ($)     ($)(1)        ($)       Awards $(1)  Options(2)      ($)          ($)(3)
- ------------------           ----   ----------   ----------  -----------   ---------    ----------   ----------    -----------
FRANK V. CAHOUET...........  1994    $826,667     $322,500     $ 6,400     $136,063       300,402    $    -0-(4)    $ 284,527
  Chairman, President and    1993     760,000      625,000       6,200                    250,006     2,091,250       190,080
  Chief Executive Officer    1992     726,667      570,000      16,000                    435,000     1,173,625        62,300

W. KEITH SMITH.............  1994     400,000      105,000       8,400       44,706       163,996         -0-(4)       27,450
  Vice Chairman              1993     376,537      280,000         900                     34,493       493,125        20,079
                             1992     338,750      233,000       2,300                    117,000       384,250         3,000

THOMAS F. DONOVAN..........  1994     290,000      152,250         900       64,144        60,379         -0-(4)        5,751
  Chairman, President        1993     281,667      205,000         700                      3,995       358,262         5,740
  and Chief Executive        1992     270,000      176,000       1,100                     72,000       123,625         3,000
  Officer, Mellon PSFS

MARTIN G. MCGUINN..........  1994     270,250      147,000       1,500       62,200        83,313         -0-(4)       27,120
  Vice Chairman              1993     241,000      170,000       1,400                     23,789       304,000        21,341
                             1992     228,167      157,000       1,500                     66,000        59,250        10,700

STEVEN G. ELLIOTT..........  1994     270,000      147,000       2,100       62,200        96,177         -0-(4)        9,285
  Vice Chairman and          1993     240,000      170,000       1,400                     21,134       342,219        14,231
  Chief Financial Officer    1992     235,833      156,000         300                     66,000        97,469         3,000

- ---------

(1) Bonus awards for 1994 were payable 75% in cash and 25% in restricted shares of the Corporation's Common Stock. Bonus awards in previous years were paid entirely in cash. The amounts shown under "Restricted Stock Awards" represent the market value on February 21, 1995 of the restricted shares awarded on that date. In calculating the number of restricted shares to be awarded as the non-cash portion of the 1994 bonus awards, the value of the non-cash portion of the award was divided by the per share market value of the Common Stock with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock. The restrictions generally prevent transfer or sale of the stock for a three year period and subject the shares to forfeiture in the event the executive terminates his employment with the Corporation during that three year period. During the restriction period, the executive has full voting rights and receives dividends at the same rate as other holders of the Corporation's Common Stock.

(2) Numbers have been adjusted to reflect the Common Stock split.

(3) Includes for 1994 for Messrs. Cahouet, Smith, Donovan, McGuinn and Elliott, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation's Elective Deferred Compensation Plan for Senior Officers, $136,508, $1,251, -0-, $20,408, -0-; (ii) matching contributions under the Corporation's Retirement Savings Plan, a 401(k) plan, of $3,000 for each of the named executive officers; (iii) the present value of the economic benefit to the executive from corporate premiums paid to purchase split dollar life insurance contracts under the Mellon Bank Senior Executive and Optional Life Insurance Plans, $139,045, $21,071, $1,046, $3,020, $5,734; and (iv) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $5,974, $2,128, $1,705, $692 and $551.

(4) No LTIP Payouts were paid in 1994. LTIP Payouts, in the form of deferred cash incentive awards, were paid in January of 1995 in connection with the exercise of accelerated stock options, including payments to Messrs. Cahouet, Smith, Donovan, McGuinn and Elliott, respectively, of $1,613,127, $493,126, $341,063, $304,000, and $334,330. These January, 1995 payments will be recorded as 1995 LTIP Payouts in the Summary Compensation Table included in next year's Proxy Statement.

OPTION GRANTS IN 1994

Shown below is information on grants of stock options pursuant to the Corporation's Long-Term Profit Incentive Plan (1981) (the "Option Plan") during the year ended December 31, 1994. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the terms of all grants thereunder. No stock appreciation rights were granted under the Option Plan in 1994. In the event of a change of control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

                                                        Individual Grants
                                     --------------------------------------------------------
                                                       Percent
                                     Number of         of Total
                                     Securities        Options        Exercise
                                     Underlying       Granted to        Price                     Grant Date
                                      Options         Employees      (per share)     Expiration     Present
Name                                 Granted(1)        in 1994         ($)(1)          Date       Value($)(8)
- ----                                 ----------       ----------     -----------     --------     -----------
FRANK V. CAHOUET..................    37,500(2)          1.2%         $ 38.2500       3/14/04      $ 303,514
                                      37,902(3)          1.2%           37.2500      10/20/04        246,791
                                      37,500(3)          1.2%           35.3333      10/20/04        234,048
                                      37,500(4)          1.2%           35.3333      10/20/04        228,960
                                     150,000(5)          4.9%           38.2500       3/14/00        959,310

W. KEITH SMITH....................    37,500(2)          1.2%           37.2500      10/20/04        244,174
                                      10,691(3)           .3%           37.2500      10/20/04         69,612
                                      37,500(4)          1.2%           37.2500      10/20/04        238,866
                                      12,500(6)           .4%           37.2500      10/20/04         77,853
                                      16,883(7)           .6%           37.0833      10/22/02        112,944
                                      27,716(7)           .9%           37.0833       7/08/97        123,007
                                      21,206(7)           .7%           37.0833      10/17/98        110,723

THOMAS F. DONOVAN.................    25,500(2)           .8%           37.2500      10/20/04        166,038
                                         878(3)             *           37.2500      10/20/04          5,717
                                      25,500(4)           .8%           37.2500      10/20/04        162,429
                                       8,501(6)           .3%           37.2500      10/20/04         52,946

MARTIN G. MCGUINN.................    25,500(2)           .8%           37.2500      10/20/04        166,038
                                       4,799(3)           .2%           37.2500      10/20/04         31,248
                                      25,500(4)           .8%           37.2500      10/20/04        162,429
                                       8,501(6)           .3%           37.2500      10/20/04         52,946
                                       9,437(7)           .3%           38.0000      10/22/02         64,693
                                       9,576(7)           .3%           37.0833      10/22/02         56,562

STEVEN G. ELLIOTT.................    25,500(2)           .8%           37.2500      10/20/04        166,038
                                       3,968(3)           .1%           37.2500      10/20/04         25,837
                                      25,500(4)           .8%           37.2500      10/20/04        162,429
                                       8,501(6)           .3%           37.2500      10/20/04         52,946
                                       9,524(7)           .3%           37.0833      10/22/02         63,714
                                      10,470(7)           .3%           37.0833      08/09/97         47,151
                                       9,522(7)           .3%           37.0833      10/22/02         56,243
                                       3,192(7)           .1%           36.2500      10/24/01         17,718

- ---------

* Less than .1%

(1) Numbers have been adjusted pursuant to the terms of the Option Plan to reflect the Common Stock split.

(2) Option becomes exercisable annually in thirds beginning on 10/21/95, except for Mr. Cahouet whose grant becomes exercisable annually in thirds beginning on 3/15/95. Reload option rights are attached to each option and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option.

(3) Option becomes exercisable annually in thirds beginning on 10/21/95.



                                              (footnotes continued on next page)

(4) Option becomes exercisable in full on 8/22/04. Exercisability may be accelerated to an earlier date at the discretion of the Human Resources
    Committee based on the Committee's review of the option holder's individual performance. In determining the number of options, if any, to be accelerated in any year, each named executive officer's performance is reviewed by the Human Resources Committee. In past years, such performance has been evaluated on the basis of several factors, including the trends indicated by financial performance and the progress made toward the achievement of the longer term goals for the lines of business for which such executive is responsible. Deferred cash incentive awards are granted with each of these options in the amount of the option exercise price. In the event the exercisability of the option is accelerated (except in the event of a change of control), the deferred cash incentive award becomes operative and must be used by the officer to pay the option's exercise price upon exercise;
    provided however, that such awards will only be payable if the Corporation achieves certain pre-established performance goals. Deferred cash incentive awards are disclosed in the Long-Term Incentive Plans Table below.

(5) Option may not be exercised before 3/15/96 and becomes exercisable as indicated when the closing price of the Common Stock on the New York Stock
    Exchange has achieved or exceeded the following prices for 20 consecutive trading days: 1/3 at $43.33; 2/3 at $53.33; 3/3 at $66.67.

(6) Option may not be exercised before 10/21/96 and becomes exercisable as indicated when the closing price of the Common Stock on the New York Stock
    Exchange has achieved or exceeded the following prices for 20 consecutive trading days: 1/4 at 125% of the exercise price; 2/4 at 150% of the exercise price; 3/4 at 175% of the exercise price; 4/4 at 200% of the exercise price.
    Option becomes exercisable in full on 8/22/04 if the stock price targets are not achieved before 10/21/98.

(7) Reload options granted in 1994 become exercisable three years after their grant date; provided, however, that if the option holder sells any of the shares acquired on exercise of the underlying option before such date, the entire reload option will expire. The reload option grants shown above would become exercisable as follows: Smith--4/28/97, 4/28/97, 4/28/97;
    McGuinn--4/22/97, 10/31/97; Elliott--4/28/97, 4/28/97, 10/31/97, 10/25/97.

(8) Based on the Black-Scholes model adapted for use in valuing executive stock options. THERE IS NO ASSURANCE THE VALUE REALIZED BY AN EXECUTIVE WILL BE AT
    OR NEAR THE VALUE ESTIMATED BY THE BLACK-SCHOLES MODEL. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock over the three year period prior to grant of the option (i.e., from .1584 to .1650); (ii) dividend yield represents the cumulative dividends per share for the 12-month period prior to grant of the option, divided by the average monthly price of the Common Stock over the same period (i.e., from 3.07% to 4.22%); (iii) the risk-free rate of return represents the average weekly yield on 10-year Treasury Bills over the 52 week period prior to grant of the option as derived from the Value-Line Investment Survey--Selection &
    Opinion (i.e., from 5.78% to 6.78%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of the option; (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 4% for each full year of vesting restrictions (i.e., by 12% for each of the options being valued).

AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION/SAR VALUES

The following table shows information with respect to the exercise of stock options during 1994 by each of the named executive officers and the value of unexercised options and stock appreciation rights ("SARs") on December 31, 1994.


                                                               Number of Securities          Value of Unexercised
                                 Shares                       Underlying Unexercised       In-the-Money Options/SARs
                                Acquired       Value         Options/SARs at Year-End         at Year-End ($)(3)
                                   on         Realized      --------------------------     -------------------------
Name                           Exercise(1)     ($)(2)       Exercisable   Unexercisable    Exercisable  Unexercisable
- ----                           ----------    ----------     -----------   ------------     ----------   ------------
FRANK V. CAHOUET............     -0-            -0-           145,000        786,033        $138,954      $225,799
W. KEITH SMITH..............     90,000      $1,337,000        19,500        266,364          18,687       139,295
THOMAS F. DONOVAN...........      9,450         163,800        24,000        108,999          22,999       135,577
MARTIN G. MCGUINN...........     25,002         204,106         6,000        147,352          -0-          112,822
STEVEN G. ELLIOTT...........     39,301         362,647        -0-           160,711          -0-          106,191

- ---------

(1) Numbers have been adjusted to reflect the Common Stock split.

(2) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Common Stock on New York Stock Exchange on the date of exercise. No SARs were exercised during 1994.

(3) The "Value of Unexercised In-The-Money Options/SARs at Year-End" is equal to the difference between the option/SAR exercise price and the Common Stock's December 30, 1994 closing price of $30.6250 per share on the New York Stock Exchange.

LONG-TERM INCENTIVE PLANS--AWARDS IN 1994

The following table shows the deferred cash incentive awards granted to the named executive officers during the year ended December 31, 1994 under the Option Plan. Deferred cash incentive awards are granted only in connection with the grant of certain stock options and become payable only upon the Human Resources Committee's acceleration of the exercisability of the related stock option prior to a date 60 days before its expiration. (See footnote (4) on page 15.) The deferred cash, when paid to the executive, must be used by the executive to pay the exercise price of the related option. Upon acceleration of the option and actual payment of the deferred cash to the executive, such payment is reported in the Summary Compensation Table under LTIP Payouts.

                                                                                                     Estimated
                                                                                      Maximum          Future
                                                                   Number of        Performance       Payouts
                                                                 Shares, Units      Period Until     ----------
                                                                   or Other          Maturation       Maximum
Name                                                               Rights(1)         or Payout       Payout(2)
- ----                                                            ---------------     ------------     ----------
FRANK V. CAHOUET.............................................       37,500            8/22/04        $1,325,000
W. KEITH SMITH...............................................       37,500            8/22/04         1,396,875
THOMAS F. DONOVAN............................................       25,500            8/22/04           949,875
MARTIN G. MCGUINN............................................       25,500            8/22/04           949,875
STEVEN G. ELLIOTT............................................       25,500            8/22/04           949,875

- ---------

(1) Numbers have been adjusted to reflect the Common Stock split.
(2) The amount shown represents the aggregate exercise price of the related options granted to each named executive officer. The Human Resources Committee can choose in its discretion to accelerate all, part or none of the stock options related to such award. If such option is not accelerated, no payout of the award is made. On and after January 1, 1994, deferred cash incentive awards become payable only if the Corporation achieves performance goals which are established for a calendar year or longer period by the Human Resources Committee. Performance goals are based on one or more business criteria (including return on equity, return on assets, net income and earnings per share) as defined by the Committee. The Committee retains the discretion to reduce (but not to increase) the portion of any deferred cash incentive award which would otherwise be payable for any calendar year based on achieving such performance goals.

PENSION PLAN TABLE

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The amounts shown reflect a reduction to recognize in part the cost of Social Security benefits related to service for the Corporation. The credited years of service for Messrs. Cahouet, Smith, Donovan, McGuinn and Elliott are 8, 8, 6, 14 and 8, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

Average          Estimated Annual Pension for Representative Years of Credited Service
  Annual         -------------------------------------------------------------------------
Base Salary      10           15           20           25           30           35
- ------------------------------------------------------------------------------------------
 $  200,000      $ 28,500     $ 43,000     $ 57,500     $ 72,000     $ 86,000     $100,500
    300,000        43,500       65,500       87,500      109,500      131,000      153,000
    400,000        58,500       88,000      117,500      147,000      176,000      205,500
    500,000        73,500      110,500      147,500      184,500      221,000      258,000
    600,000        88,500      133,000      177,500      222,000      266,000      310,500
    700,000       103,500      155,500      207,500      259,500      311,000      363,000
    800,000       118,500      178,000      237,500      297,000      356,000      415,500
    900,000       133,500      200,500      267,500      334,500      401,000      468,000
  1,000,000       148,500      223,000      297,500      372,000      446,000      520,500

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank.

SUPPLEMENTAL RETIREMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain of the named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Mr. Cahouet

Under the terms of his employment agreement with Mellon Bank (discussed below), Mr. Cahouet will be entitled to receive an unfunded supplemental retirement benefit if he retires from the Corporation on or after reaching the age of 62. The supplemental benefit is calculated on an unreduced 50% joint and survivor basis and would be a monthly amount equal to Mr. Cahouet's Final Average Compensation (as defined below) multiplied by a Compensation Percentage (defined below) and reduced by the total monthly amount of benefits provided to him under all retirement plans maintained by the Corporation and Mellon Bank. "Final Average Compensation" means the average monthly amount of Mr. Cahouet's base salary and any bonus award for the 36 consecutive months within the term of his employment agreements that produce the highest average amount. "Compensation Percentage" means 50% plus 2.5% for each full year of employment which Mr. Cahouet has completed under his current employment agreement (discussed below). If Mr. Cahouet's termination of employment with the Corporation were due to his death prior to the commencement of the payment of the supplemental benefits under his employment agreement, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of an unreduced 50% joint and survivor annuity. Based on his 1994 compensation, and assuming retirement at age 65, supplemental retirement benefits payable to Mr. Cahouet under the agreement are estimated at approximately $662,000 per year.

Mr. Smith

Under the terms of his employment agreement with Mellon Bank (discussed below), Mr. Smith is entitled to receive an unfunded supplemental retirement benefit equal to the difference between the amounts to which he is entitled under the retirement plans included in the above Pension Table (the "Corporation Retirement Benefits") and the amount of Corporation Retirement Benefits he would receive if he were credited with 8 years of additional service to the Corporation and his final average compensation under the retirement plans were to include base salary and any cash bonuses awarded to him by the Corporation in the relevant years. Under this formula, Mr. Smith is deemed to have 16 years of service for purposes of calculating his benefits under the retirement plans and his supplemental retirement agreement. Mr. Smith's employment agreement was amended in 1994 to provide that he may earn additional credit for up to five years of service based on, and in addition to, his actual service with the Corporation and its subsidiaries after August 1, 1994 through his retirement date.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Cahouet

In connection with Mr. Cahouet's appointment in June 1987 as the Chairman and Chief Executive Officer and a director of the Corporation and Mellon Bank, Mr. Cahouet entered into an employment agreement with Mellon Bank which had a term lasting until July 25, 1993. In July of 1993, Mr. Cahouet entered into a new employment agreement with Mellon Bank with a termination date of May 31, 1997. The current employment agreement provides, among other things, for an annual base salary of $760,000, subject to periodic increases which must take into consideration the salaries of the chief executive officers of the 10 largest bank holding companies in the United States, life insurance in the amount of twice his annual salary, perquisites appropriate to his position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The bank holding companies against whose chief executive officers Mr. Cahouet's salary is measured are included in both the Standard & Poor's 500 Stock Index and the KBW 50 Index used to prepare the Corporation's Performance Graph shown on page 20. The agreement also provides that, if Mr. Cahouet's employment is terminated other than for cause, he will receive full salary and benefits until the expiration of its term and a pro-rated portion of any bonuses for the year of termination. If Mr. Cahouet's employment is terminated for cause or Mr. Cahouet terminates his employment for reasons other than a constructive discharge, permanent disability or retirement, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation's generally applicable employee benefit plans. The terms of the agreement prohibit "excess parachute payments" by the Corporation, as defined under the Internal Revenue Code.

Mr. Smith

In connection with Mr. Smith's appointment in July 1987 as Vice Chairman and Chief Financial Officer and a director of the Corporation and Mellon Bank, Mr. Smith entered into an employment agreement with Mellon Bank which had a term lasting until July 25, 1993. In July of 1993, Mr. Smith entered into a new employment agreement with Mellon Bank with a termination date of July 31, 1996. It provides, among other things, for an annual base salary of $400,000, subject to periodic increases, perquisites appropriate to Mr. Smith's position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement also provides that if Mr. Smith's employment is terminated other than for cause, he will receive full salary and benefits until one year after the expiration of its term and a pro-rated portion of any bonuses for the year of termination. If Mr. Smith's employment is terminated for cause or Mr. Smith terminates his employment for reasons other than a constructive discharge, permanent disability or retirement, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of the agreement or under the terms of the Corporation's generally applicable employee benefit plans. The terms of the agreement prohibit "excess parachute payments" by the Corporation, as defined under the Internal Revenue Code.

OTHER COMPENSATION

Displacement Policy and Changes in Control

Under the Corporation's Employee Displacement Program, employees of the Corporation, including the named executive officers, may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation's discretion at any time.

In addition to any other benefits available to employees under other severance policies, all employees, including the named executive officers, are entitled to 12 months of base salary and benefit continuation if they are terminated, other than for good cause, within three years after a change in control of the Corporation. Such benefits would offset amounts due to Mr. Cahouet and Mr. Smith under the terms of their employment contracts upon termination after a change in control. In addition, if a change in control of the Corporation occurs, employees will have a nonforfeitable right to their accrued benefits under Mellon Bank's tax-qualified retirement plan and will be entitled to certain increased retirement benefits if the retirement plan's assets exceed its liabilities at the time the change in control occurs. These rights to salary and benefit continuation and increased retirement benefits may not be amended after the occurrence of such a change in control.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the KBW 50 Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation's most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         Among S&P 500 Index, KBW 50 Index and Mellon Bank Corporation.

                              [GRAPH GOES HERE]

                                                           Years Ended December 31,
                                               -------------------------------------------------
                                               1989     1990     1991     1992     1993     1994
                                               ----     ----     ----     ----     ----     ----
    Mellon Bank Corporation ................   100       88      136      214      219      198
    S&P 500 Index...........................   100       97      126      136      150      152
    KBW 50 Index............................   100       72      114      145      153      145

* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

COMPENSATION COMMITTEE REPORT

INTRODUCTION

The Corporation's Human Resources Committee (the "Committee") is composed entirely of independent outside directors. The Committee has among its duties the responsibility for establishing and reviewing the compensation and benefits of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee actively advises and assists management in formulating and in implementing policies designed to assure the selection, development and retention of key personnel.

Under the guidance of the Committee, the Corporation's compensation policies have been cast within the larger framework of managing the Corporation towards overall enhanced profitability and increased shareholder value. Accordingly, two principles underlying the Corporation's compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation's shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation's compensation program for senior managers which consists of three basic components: base salary, awards under the annual Profit Bonus Plan (the "Bonus Plan") and awards under the Long-Term Profit Incentive Plan (1981) (the "Option Plan"). In creating this structure, the Committee has consciously placed an increasing emphasis on the "at risk" elements of compensation for senior managers. As a result, base salaries are generally set somewhat below the market with the senior managers and the Corporation both relying to a larger degree on the incentive components of the Bonus Plan and the Option Plan. Other than for a change in the Bonus Plan which provided that a portion of the bonuses for 1994 be paid with restricted stock (as opposed to the all cash bonus payments made in previous years), there were no changes made during 1994 in either the Corporation's overall compensation policy for senior managers or in the implementation of that policy.

Awards under the Corporation's incentive plans are tied to corporate, business unit and individual performance. While the accomplishment of the goals and objectives woven throughout the Corporation's operating and strategic plans are at the core of the basis for making awards under the Bonus Plan and the Option Plan, there is no formal weighting of various factors, and neither incentive plan has automatic, formula driven or rigid payout features. Rather, both of the plans are consciously constructed with a degree of subjectivity and discretion which provides the Committee with the flexibility to administer these incentive plans in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value.

BASE SALARY

During 1994 the Committee reviewed and took action to increase the base salaries for the Chairman and two of the named executive officers. In considering the recommendations for increases in the base salary of the two named executive officers, the Committee reviewed the performance of each officer against various objectives, including performance against the business plans for 1993 and 1994 year-to-date for those lines of business for which he was responsible. The Corporation's business plans and the elements thereof applicable to its various lines of business include financial performance targets such as: income, expense, asset quality, operating margin, return on assets and return on capital, as well as strategic development imperatives. In addition to such evaluations, the Committee considered the recommendations for increases in base salary for those officers within the parameters established by compensation data based on surveys of comparable executive officers of nine other financial institutions similar to the Corporation in terms of size, and/or the mix of its lines of business. These comparative financial institutions are included within the KBW 50 Index used for the Performance Graph on page 20.

The Chairman's base salary is established pursuant to his employment contract. (See "Employment Agreements with Named Executive Officers" on page 18.) The contract requires that when setting the salary of the Chairman, the Committee must take into consideration the salaries of the chief executive officers of the ten largest bank holding companies in the United States. These institutions are included within the KBW 50 Index. Accordingly, in reviewing the Chairman's salary, the Committee considered the Corporation's performance against its business plan for 1993 and 1994 year to date, the Corpo-ration's achievement of strategic imperatives and the Corporation's total returns to its shareholders in terms of share price appreciation and dividends. The Committee then reviewed 1993 base salary and total compensation data for the relevant chief executive officer peer group. Based upon the results of such evaluation and review, the Chairman's base salary was set at $860,000, slightly below the seventy-fifth percentile of the base salaries of the relevant peer group of chief executive officers.

OPTION PLAN AWARDS

During 1994 the Committee reviewed the performance of senior managers, including the Chairman and the other named executive officers, in the context of making option awards pursuant to the Option Plan. In 1994, the Committee continued the Corporation's past practice of "front loading" option grants for a multiple year period. By awarding senior managers with a larger block of options at the beginning of a multiple year period, rather than awarding a smaller number of options on an annual basis over the same number of years, the Corporation increases the value of the options to the manager at a low relative cost to the Corporation and its shareholders. Based on the comparative compensation data reviewed by the Committee, the value of the "at risk" component of compensation represented by "front loaded" options, when coupled with the Corporation's somewhat below market annual cash compensation (measured in terms of base salary and cash bonus), works well to achieve the needed competitive positioning of the Corporation's senior manager compensation package while creating a significant degree of incentive for the managers and aligning the managers' financial interest with those of the Corporation's shareholders. The amount of options awarded under the Option Plan to the senior managers, including the Chairman and the other named executive officers, is determined by a matrix utilizing the manager's office or position, base salary and performance rating.

The Committee did not take action during 1994 to accelerate the exercise date for certain options previously granted to senior managers. In 1994 the Option Plan was amended to provide that the deferred cash incentive awards otherwise payable to such optionees in an amount equal to the exercise price of accelerated options could be paid only if certain pre-established, corporate level performance goals are achieved. The performance goals for 1994 were achieved, and the actions taken by the Committee in January of 1995 to accelerate the exercise date for certain previously granted options and to pay the related deferred cash incentive awards will be discussed in the Committee's report in next year's Proxy Statement.

In addition to the grants of options made to senior managers generally in October of 1994, in which the Chairman and the other named executive officers participated, the Committee also considered and took action in March of 1994 to award options to the Chairman. An award of 37,500 options was made to the Chairman in connection with establishing his base salary and was viewed by the Committee as furthering the Corporation's compensation philosophy of setting a lower base salary and relying to a larger degree upon the incentive components of compensation when establishing the Chairman's compensation within the parameters required by his employment contract. The Committee also made an award of 150,000 contingent options (the exercisability of these options is contingent upon the market price of the Common Stock achieving certain threshold prices) as a special recognition of the Chairman's leadership during 1993 in completing the acquisition of The Boston Company and undertaking the merger with The Dreyfus Corporation--thereby repositioning the Corporation to achieve superior long term shareholder value in the face of a rapidly changing and increasingly competitive financial services industry. In making this award of options to the Chairman, and thus providing the recognition for his achievements and the potential for a meaningful reward, the Committee was guided by the principles underlying the Corporation's compensation philosophy of paying for performance and closely aligning the financial interests of its managers with those of its shareholders. Based upon the price of the Common Stock at the time the option was granted ($38.25), for the Chairman to receive the full benefit of the contingent options, the market price of the Corporation's Common Stock must increase during the target period by approximately 74% (to $66.67). Based upon the current number of outstanding shares (approximately 147 million) such an increase in the market price of the Common Stock would result in the creation of an additional $4.17 billion of market value for the Corporation's shareholders.

BONUS PLAN AWARDS

As a continuing refinement in the Corporation's compensation policies, and to further align the financial interests of the Corporation's senior managers with those of its shareholders, the Committee considered and approved bonus awards for 1994 for its senior managers, including the Chairman and the other named executive officers, which were payable 75% with cash and 25% with restricted shares of the Corporation's Common Stock. Bonus awards in previous years were paid entirely in cash. (See footnote (1) to the "Summary Compensation Table" on page 13.)

In connection with making awards under the Corporation's Bonus Plan for 1994, the Committee again examined the performance of its senior managers. This review focused on the individual performance of each officer for full year 1994 and on the Corporation's overall performance in achieving the objectives of its 1994 operating plan and taking significant steps in the execution of its strategic plan. Each officer was evaluated based in significant measure upon the performance against the 1994 business plan for the lines of business for which he was responsible including the achievement of financial targets such as income, expense, asset growth, operating margin and return on capital. In determining the Chairman's Bonus Plan award for 1994, the Committee evaluated the Chairman within the context of the year experienced by the Corporation in terms of achieving the objectives of its 1994 operating plan, as well as the Chairman's leadership in the planning and implementation of the strategic and operating initiatives to position the Corporation to increase further the long-term value of the Corporation's franchise. The results of each officer's evaluation, was then applied to a matrix correlating the numerical rating from his performance evaluation and his office or position to yield a target Bonus Plan award ranging from zero percent to 70% of base salary. As a result of the charge taken in the fourth quarter of 1994 in connection with the Corporation's securities lending business, the Bonus Plan awards for the Chairman, one of the other named executive officers, and several other senior managers were reduced from the target award otherwise resulting from the bonus matrix.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued proposed regulations setting forth exclusions from the Act's general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers.

In light of the Act and the proposed regulations, the Committee took action in 1994 to limit the payment of deferred cash incentive awards under the Option Plan to those situations where certain pre-established, corporate level performance goals have been achieved, so that amounts paid to executive officers as deferred cash incentive awards would qualify for the exclusions set forth in the proposed regulations.

The Corporation and the Committee will continue to examine the issue of deductibility of executive compensation within the context of the overall operation of the Corporation's compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner. Based upon the anticipated operation of the Corporation's various compensation plans during 1995, and the level of income deferrals elected by the relevant executive officers, the amount of deductions anticipated to be lost by the Corporation for 1995 as a result of the provisions of the Act and the proposed regulations, if any, will be de minimis.

The foregoing report is presented by the Human Resources Committee of the Board of Directors.
             Andrew W. Mathieson, Chairman    Joab L. Thomas
             J. W. Connolly, Vice Chairman    Wesley W. von Schack
             Charles A. Corry                 William J. Young

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS      (PROXY ITEM 2)

The Board of Directors, at its February 21, 1995 meeting, appointed KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year ending December 31, 1995. KPMG Peat Marwick LLP served as the Corporation's independent public accountants for the year ended December 31, 1994. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG Peat Marwick LLP as the independent public accountants, the Board of Directors will reconsider its selection. Representatives of KPMG Peat Marwick LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

ACTION BY SHAREHOLDERS

Adoption of the proposal requires the approval of a majority of the votes cast at the annual meeting by all holders of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, in a case like this where the favorable vote of the holders of a majority of the votes cast at the annual meeting is required, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

WITH RESPECT TO THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (PROXY ITEM
2), THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1995.

ADDITIONAL INFORMATION; SHAREHOLDER PROPOSALS

No matters other than those set forth in the Notice of Annual Meeting accompanying this Proxy Statement are expected to be presented to shareholders for action at the annual meeting. However, if other matters are presented which are proper subjects for action by shareholders, it is the intention of those named in the accompanying Proxy to vote such Proxy in accordance with their judgment upon such matters.

Proposals of shareholders intended to be presented at the Corporation's annual meeting to be held in 1996 must be received by the Corporation no later than November 7, 1995 to be considered for inclusion in the Proxy Statement and form of Proxy relating to the 1996 annual meeting.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, or written representations from certain reporting persons that no Form 5's were required for those persons, the Corporation believes that, since January 1, 1994, all filing requirements applicable to its executive officers and directors were complied with, except for Mr. von Schack, a director, who did not report on a Form 4 one purchase of Common Stock during the first quarter and Mr. Mathieson and Mr. Mellon, each a director, who did not file a Form 4 in connection with two sales of Common Stock in the fourth quarter by the limited partnership identified in footnotes (5) and (6) on page 12. Each of these transactions was reported by the directors on their Form 5 filings made in February 1995.

The cost of solicitation of proxies for the 1995 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone, telegraph or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at an estimated fee of $7,500 plus expenses.

By Order of the Board of Directors

James M. Gockley
Secretary

March 6, 1995

- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

RESERVATION FORM FOR MELLON BANK CORPORATION ANNUAL MEETING OF SHAREHOLDERS

Admission cards will be forwarded to shareholders whose reservation forms are received by April 4, 1995. All other admission cards will be provided at the check-in desk at the meeting.

I expect to attend the Annual Meeting at 10:00 A.M. on April 18, 1995, in Pittsburgh, PA.

                                      Name     .................................
                                                       (Please Print)

                                      Address   ................................
                                                       (Please Print)

                             ...................................................

        (PLEASE COMPLETE AND RETURN IN THE ENCLOSED ENVELOPE IF YOU PLAN
                         TO ATTEND THE ANNUAL MEETING)

MELLON BANK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

The undersigned hereby appoints James M. Gockley and Ann M. Sawchuck, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Mellon Bank Corporation Common Stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 18, 1995, at 10:00 A.M., on the 10th floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. WHERE A
VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM 2 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Item 2.

         (Continued, and to be signed and dated, on reverse side)





                             FOLD AND DETACH HERE

WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF DIRECTORS, FOR PROXY ITEM 2 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.



      PROXY ITEM 1-                      Nominees: Ira J. Gumberg, Edward J.
  The election of directors              McAniff, David S. Shapira,
     FOR                 WITHHOLD        W. Keith Smith, Joab L. Thomas and
  all nominees          AUTHORITY        William J. Young.
  listed herein      to vote for all
(except as withheld      nominees        (INSTRUCTIONS: TO WITHHOLD AUTHORITY
in space provided)    listed herein      TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                         WRITE THAT NOMINEE'S NAME IN THE SPACE
                                         PROVIDED BELOW.)

      /   /                /   /        _______________________________________
                                        Note: A vote FOR the election of
                                        directors includes discretionary
                                        authority to vote for a substitute if
                                        any nominee is unable to serve or for
                                        good cause will not serve.

PROXY ITEM 2-Ratification of appointment of KPMG Peat Marwick LLP as independent public accountants.

   FOR     AGAINST     ABSTAIN

  /  /      /  /        /  /
                                        Please date and sign exactly as name
                                        appears hereon. When signing as
                                        attorney, executor, administrator,
                                        trustee, guardian, etc., full title as
                                        such should be shown. For joint
                                        accounts, each joint owner should sign.
                                        If more than one trustee is listed, all
                                        trustees should sign, unless one
                                        trustee has power to sign for all.


                                       ________________________________________
                                                      (Signature of Shareholder)

                                       _________________________________________
                                                      (Signature of Shareholder)


                                       Dated:_____________________________, 1995


"PLEASE MARK INSIDE BLUE BOXES
 SO THAT DATA PROCESSING EQUIPMENT
 WILL RECORD YOUR VOTES"




                             FOLD AND DETACH HERE